UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 16, 2016

Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34819	95-4766827
(Commission File Number)	(IRS Employer Identification No.)

3465 East Foothill Blvd Pasadena, CA 91107	(626) 765-2000
(Address of Principal Executive Offices)	(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On September 16, 2016, Green Dot Corporation (the “Company”) entered into an employment agreement with Steven W. Streit, the Company’s President and Chief Executive Officer (the “Employment Agreement”) that will govern the terms of Mr. Streit’s continued employment with the Company as its President and Chief Executive Officer. The Employment Agreement amends and clarifies certain terms of Mr. Streit’s existing Executive Severance Agreement with the Company (the “Severance Agreement”), and includes a transitional advisory agreement and release of claims (the “Advisory Agreement”), which will govern the terms of Mr. Streit’s continued service as a contractor to the Company following certain terminations of his employment with the Company.
Salary, Bonus and Future Equity Grants
Pursuant to the Employment Agreement, Mr. Streit will continue to receive an annual base salary of $666,000. In addition, Mr. Streit will continue to be eligible for an annual performance bonus under the Company’s annual Executive Officer Incentive Bonus Plan, with a target amount equal to 100% of his base salary. Mr. Streit also will be eligible to receive future equity grants from the Company.
Termination without Cause or Resignation for Good Reason - Advisory Agreement and Release of Claims
Under the terms of the Employment Agreement, if Mr. Streit’s employment with the Company is terminated without Cause or he resigns his employment for Good Reason (as such terms are defined in the Employment Agreement), then the Employment Agreement will terminate and Mr. Streit and the Company will enter into the Advisory Agreement, pursuant to which Mr. Streit will continue to provide advisory services as an independent contractor to the Company for a period of two years.
Under the terms of the Employment Agreement, if he is terminated without Cause by the Company, Mr. Streit is no longer entitled to a lump sum cash severance payment in an amount equal to six months of his then-current annual base salary as provided for under the Severance Agreement. Instead, provided Mr. Streit delivers and does not revoke a release of claims in favor of the Company (the “Release”) and in consideration of Mr. Streit’s advisory services to the Company and noncompetition and other agreements, he will receive a monthly fee based on his total annual cash compensation (annual base salary and annual target bonus) as of immediately prior to execution of the Employment Agreement or as of immediately prior to his termination of employment, whichever is greater, divided by 12. Mr. Streit will also receive continued payment of the applicable COBRA premiums for himself and his eligible dependents for 18 months following termination of his employment. If Mr. Streit’s advisory services under the Advisory Agreement are terminated by the Company prior to the end of the two-year period for any reason, he will receive payment of (i) any then-unearned portion of the monthly fee payable with respect to the balance of the two-year period following his termination of employment and (ii) the COBRA premiums payable with respect to the balance of the 18-month period following his termination of employment. Payment of the monthly fee and the COBRA premiums may be withheld by the Company in the event of Mr. Streit’s breach of certain restrictions as set forth in the Advisory Agreement.
Under the surviving terms of the Severance Agreement and the new terms of the Employment Agreement, provided Mr. Streit delivers and does not revoke the Release upon his termination without Cause by the Company or his termination of employment with the Company for Good Reason he will receive (a) vesting acceleration of all then-unvested shares subject to his outstanding and unvested equity awards that are subject to time-based vesting conditions and (b) vesting acceleration of a prorated portion of performance-based equity awards based on the actual achievement of applicable performance goals or factors set forth in the applicable agreement evidencing Mr. Streit’s performance-based awards through his termination or, if the applicable performance period ends prior to his termination, through the end of such performance period. As a point of reference, the Severance Agreement provided for vesting acceleration of all then-unvested shares subject to his outstanding and unvested stock options or other equity awards (including restricted stock units) in connection with a termination without Cause by the Company.
The foregoing descriptions of the Employment Agreement and Advisory Agreement are qualified in their entirety by reference to the Employment Agreement and Advisory Agreement which are being filed together as Exhibit 10.01 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Severance Agreement is qualified in its entirety by reference to the form of Severance Agreement which was filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (No. 333-165081), which was filed by the Company with the Securities and Exchange Commission on April 26, 2010, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Number	Description
10.01	Employment letter agreement, dated September 16, 2016, between the Registrant and Steven W. Streit.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ John C. Ricci
John C. Ricci
General Counsel and Secretary

Date: September 21, 2016

Exhibit Index

Number	Description
10.01	Employment letter agreement, dated September 16, 2016, between the Registrant and Steven W. Streit.